EXHIBIT D-3

                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION

INTERSTATE POWER AND LIGHT COMPANY          :
                                            :
APPLICATION PURSUANT TO SECTION 6-102(D) OF :        DOCKET NO.
THE PUBLIC UTILITIES ACT FOR AN AUTHORITY   :
TO ISSUE LONG TERM DEBT SECURITIES IN AN    :
AGGREGATE NOT TO EXCEED $125,000,000        :
FOR THE PURPOSES OF REFUNDING OR            :
REFINANCING EVIDENCES OF SHORT-TERM DEBT    :


                            INFORMATIONAL STATEMENT

To the Illinois Commerce Commission:

     Interstate Power and Light Company (IPL) submits this Informational Statement to the Illinois Commerce Commission (Commission) pursuant to Section 6-102(d) of the Illinois Public Utilities Act (Act), 220 ILCS 5/6012(d). This Informational Statement relates proposed financing of up to $125,000,000 in long term debt securities scheduled to occur in on or after March 15, 2004, subject to market conditions.

     Inquires concerning this Informational Statement and the proposed financing should be directed to the following persons:

         Enrique Bacalao                    Jennifer S. Moore
         Assistant Treasurer                Attorney
         Alliant Energy Corporation         Alliant Energy Corporate Services
         4902 North Biltmore Lane           200 First Street SE
         Madison, WI  53707-1007            Cedar Rapids, IA 52401-1409
         (608) 458-3250                     (319) 786-4219
         (Fax) (608) 458-4824               (Fax) (319) 786-4533

     The principal features of the proposed financing are as follows:


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1.   Type and Amount of Issue.
     -------------------------

     IPL intends to issue up to $125 million of new long-term debt securities during the period ending June 30, 2004. Such long-term debt will be in the form of unsecured debentures or secured first mortgage bonds; will have a maturity or maturities of no more than 31 years; will bear interest at rates determined at the time of issuance in accordance with market rates for debt of similar type, maturity and credit quality; will be issued at a discount or premium anticipated to be no more than 3.0 %; and will have such call provisions as are currently acceptable in the market place at the time of issuance for debt of similar quality and maturity. As shown in the chart below, assuming the completion of this offering and an additional $100 million common equity investment by Alliant Energy, IPL's projected capitalization ratios at December 31, 2004 would be 47.5% common equity, 7.8% preferred stock, 42.3% long-term debt, and 2.4% short-term debt.

              FORECAST RANGE FOR CAPITAL STRUCTURE PERCENTAGES /(a)/

                                   Pre-and Post-Equity Infusion
                                   ----------------------------

                       PRE-Equity Infusion             POST-Equity Infusion
                       -------------------             --------------------
                              Period                         Period
                              ------                         ------

                        Low         High               Low            High
                        ---         ----               ---            ----

Common Equity          44.2%        46.5%             44.8%          49.3%
Preferred Equity        8.1%         8.4%              7.3%           8.1%
Long-Term Debt/(b)/    43.5%        45.4%             40.9%          43.4%

----------

   (a) As a percentage of total capitalization, including short-term debt.
   (b) Includes capital lease obligations


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     IPL intends to offer these debt instruments for sale as registered securities in compliance with all relevant securities laws and regulations through underwriters in the public market.

2.   Use of Proceeds
     ---------------

     IPL intends to use the proceeds of the new long term debt securities to repay short-term debt that was incurred principally to finance IPL's construction program for the Emery Generating Station (EGS), f/k/a, the Power Iowa Energy Center/1/ located near Mason City, Iowa and to fund working capital requirements, as well as other corporate purposes. IPL will use more than 90% of the proceeds to repay short-term debt in the form of maturing commercial paper, currently totaling $129 million outstanding. Any balance of the proceeds of the long-term debt securities will be used to pay fees and charges related to the borrowing, including the cost of issuance of the long-term debt securities, or for general corporate purposes. All up-front fees, costs and charges will be amortized over the life of the related long-term debt securities in compliance with accounting guidance.

3.   Non-Applicability of Section 6-102(b)
     -------------------------------------

     Section 6-102(b) of the Act provides in pertinent part that it does not apply to "any issuance of stock or of bonds, notes or other evidences of indebtedness 90% or more of the proceeds of which are to be used by the public

----------

1    The Power Iowa Energy Center was renamed as the Emery Generating Station and is now under construction near Mason City Iowa. The Emery Generating Station is scheduled to go on line by June, 2004 and will provide IPL with a nominal 600 MW of capacity. See ICC Docket No. 02-0571, March 18, 2003, and IUB Docket No. GCU-02-2, September 13, 2002, and IUB Docket RPU-02-6, September 17, 2002.


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utility for the purposes of refunding, redeeming or refinancing outstanding issues of stock, bonds, notes, or other evidences of indebtedness." 220 ILCS 5-6-102(b). As described in Section 2 of its Informational Statement, more than 90% of the proceeds from the issuance of long term debt securities will by used by IPL for the purpose of discharging short-term debt used to fund the construction of the EGS. Accordingly, the proposed issuance of long term debt securities is not subject to subsection (b) of Section 6-102 of the Act.

4.   Fee Requirement
     ---------------

     A fee will be due to the Commission with respect to $125,000,000 of the requested authorization, because the proceeds in that amount will be used to refund existing short-term debt and for general corporate purposes with respect to which no fee was previously paid to the Commission. IPL will pay the required fee reflecting the percentage of IPL's utility property located in the state of Illinois no later than (30) days after service of the Commission's order authorizing Debentures. For the purposes of the fee calculation, as of December 31, 2003, IPL's property situated in the state of Illinois constituted 2.313% of its total property wherever situated.

     WHERFORE, based on the foregoing, the issuance of up to $125,000,000 of long term debt securities, as currently contemplated by Interstate Power and Light Company is not subject to Section 6-102(b) of the Act. Accordingly, Interstate Power and Light Company respectfully requests that the Illinois Commerce Commission enter a written order on or before February 17, 2004 in


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conformance with Section 6-102(a) of the Act authorizing the issuance of up to
$125,000,000 in long term debt securities. Interstate Power and Light Company also requests the issuance of an identification number for placement of its evidence of indebtedness pursuant to Section 6-101 of the Act.


Dated this 30th Day of January, 2004



                                    INTERSTATE POWER AND LIGHT COMPANY



                                    By: /s/ Enrique Bacalao
                                        -----------------------
                                            Enrique Bacalao
                                            Assistant Treasurer



Jennifer S. Moore
Attorney for Interstate Power and Light Company
200 First Street SE
Cedar Rapids, IA 52401-1409
(319) 786-4219
(Fax) (319) 786-4533
jennifermoore@alliantenergy.com
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